SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                 (Amendment No.    )

      Filed by the Registrant[X]

      Filed by a Party other than the Registrant[ ]

      Check the appropriate box:

      [ ]     Preliminary Proxy Statement

      [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      [X]     Definitive Proxy Statement

      [ ]     Definitive Additional Materials

      [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Collins & Aikman Corporation

 ................................................................................
                    (Name of Registrant as Specified In Its Charter)

          (Name of Person(s) Filing Proxy Statement, if other than Registrant)
 ................................................................................
      Payment of Filing Fee (Check the appropriate box):

      [X] No Fee required.

      [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

              1) Title of each class of securities to which transaction applies:
 ................................................................................

              2) Aggregate number of securities to which transaction applies:
 ................................................................................

              3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

              4) Proposed maximum aggregate value of transaction:
 ................................................................................

              5) Total fee paid:
 ................................................................................
      [ ] Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              1) Amount Previously Paid:
 ................................................................................
              2) Form, Schedule or Registration Statement No.:
 ................................................................................
              3) Filing Party:
 ................................................................................
              4) Date Filed:
 ................................................................................

                                                             April 8, 1998





Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Collins & Aikman Corporation to be held on May 20, 1998, at The New York Palace, 455 Madison Avenue at 50th Street, New York, New York, at 11:00 a.m., Eastern Daylight Savings Time.

        You are urged to read carefully the formal notice of the meeting and the Proxy Statement which follow. After reading them, please sign and mail the enclosed proxy card so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.

        We look forward to seeing you at the meeting.

                                                        Sincerely,


                                                        /s/ Thomas E. Hannah
                                                          Thomas E. Hannah
                                                      Chief Executive Officer

                          COLLINS & AIKMAN CORPORATION
                              701 McCullough Drive
                         Charlotte, North Carolina 28262
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 20, 1998
                               -------------------


  To the Stockholders of
  COLLINS & AIKMAN CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Meeting") of the holders of Common Stock, par value $0.01 per share (the "Common Stock"), of COLLINS & AIKMAN CORPORATION, a Delaware corporation (the "Company"), will be held on May 20, 1998, at The New York Palace, 455 Madison Avenue at 50th Street, New York, New York, commencing at 11:00 a.m., Eastern Daylight Savings Time, for the purpose of considering and voting upon the following matters:

        (I) the election of three directors to hold office until the year 2001 Annual Meeting and thereafter until their successors are elected and qualified; and

        (II) such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on March 23, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Therefore, only holders of record of Common Stock at the close of business on such date will be entitled to notice of and to vote at the Meeting.

    A complete list of stockholders entitled to notice of and to vote at the Meeting will be available at 1556 Third Avenue, Suite 603, New York, New York, at least ten days prior to the Meeting. The list will also be available for inspection by stockholders at the Meeting on the day thereof.

    Stockholders are requested to sign and date the enclosed proxy and return it promptly in the enclosed pre-addressed reply envelope, whether or not they plan to attend the Meeting, so that their shares may be represented. Any proxy may be revoked by filing with the Secretary of the Company in care of the First Union Customer Information Service Center at the address set forth in the accompanying proxy statement either a written notice of revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares at any time prior to the time the proxy is voted. Further, any person who has executed a proxy and is present at the Meeting may vote in person instead of by proxy, thereby canceling any proxy previously given.

                                    By Order of the Board of Directors,



                                    /s/ Elizabeth R. Philipp
                                    Elizabeth R. Philipp

                                    Secretary

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.
April 8, 1998

                                 PROXY STATEMENT
                                   ----------

                          COLLINS & AIKMAN CORPORATION
                              701 McCullough Drive
                         Charlotte, North Carolina 28262
                                   -----------

                         ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 20, 1998



General Information

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Collins & Aikman Corporation, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company to be held on May 20, 1998, at The New York Palace, 455 Madison Avenue at 50th Street, New York, New York, commencing at 11:00 a.m., Eastern Daylight Savings Time, and at any adjournment or postponement thereof (the "Meeting").

     The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting.

     All shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of the Company which are entitled to vote and are represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted to elect the three nominees for director named below (or if any nominee becomes unavailable, such other person as the Nominating Committee of the Board of Directors or the Company selects) and in accordance with the Board of Directors' recommendations with respect to any other matter that may properly come before the Meeting.

     The Board of Directors has fixed the close of business on March 23, 1998, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. Therefore, only holders of record of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Meeting.

     Any proxy may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing, with the Secretary of the Company (in care of the First Union Customer Information Service Center, Client Service Group, 1525 West W.T. Harris Boulevard, NC-1153, Charlotte, North Carolina, 28288-1153, Attention: Proxy Department) at any time prior to the time the proxy is voted, either a written notice of revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares, or by attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).

     All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, the Company has retained Georgeson & Company Inc. to distribute proxy soliciting materials to brokers, banks and institutional holders for a fee of approximately $1,000, plus reasonable expenses.

     This Proxy Statement and the accompanying proxy are being mailed to stockholders commencing on or about April 8, 1998.

Voting Securities and Principal Stockholders

     On the Record Date, 65,611,864 shares of Common Stock were outstanding. Only holders of Common Stock of record on the close of business on the Record Date are entitled to notice of and to vote at the Meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters to come before the Meeting.

     Set forth in the table below is certain information as of March 20, 1998, regarding the beneficial ownership of voting securities of the Company by persons who are known to the Company to own beneficially more than 5% of the Company's voting stock.


                                                                          Amount and
                                                                           Nature of                 Percent
                                  Name and Address                         Beneficial                  of
Title of Class                    of Beneficial Owner                      Ownership                  Class
---------------                   -------------------                      ----------                --------
Common Stock                      Blackstone Capital Partners L.P.        26,131,107 (1)              39.8%
                                  345 Park Avenue
                                  New York, New York  10154

                                  Wasserstein/C&A                         27,874,573 (2)              42.5%
                                  Holdings, L.L.C.
                                  31 West 52nd Street
                                  New York, New York 10019

                                  J.P.  Morgan & Co.                       3,402,600 (3)               5.2%
                                  Incorporated
                                  60 Wall Street
                                  New York, New York 10260


(1) Of these shares (i) 20,571,403 shares are held directly by Blackstone Capital Partners L.P., a Delaware limited partnership ("Blackstone Partners"), the sole general partner of which is Blackstone Management Associates L.P. ("Blackstone Associates"), (ii) 1,061,413 shares are held directly by Blackstone Family Investment Partnership I L.P., a Delaware limited partnership ("BFIP"), the sole general partner of which is Blackstone Management Associates I L.L.C. ("BMA"), (iii) 93,291 shares are held directly by Blackstone Advisory Directors Partnership L.P., a Delaware limited partnership ("BADP"), the sole general partner of which is Blackstone Associates, and (iv) 4,405,000 shares are held directly by Blackstone Capital Company II, L.L.C., a Delaware limited liability company, all the ownership interest of which is owned directly and indirectly by Blackstone Partners, BFIP and BADP.

(2) Of these shares (i) 27,629,573 are held directly by Wasserstein/C&A Holdings, L.L.C. (the "Wasserstein L.L.C."), which is controlled by Wasserstein Perella Partners, L.P. ("WP Partners"), the sole general partner of which is Wasserstein Perella Management Partners, Inc. ("WP Management"), which is an indirect wholly owned subsidiary of Wasserstein Perella Group, Inc. ("WP Group"), (ii) 200,000 are held directly by WPPN, Inc., an indirect subsidiary of WP Group, and (iii) 45,000 shares are held directly 33% by each of three trusts for which Bruce Wasserstein, the Chairman and Chief Executive Officer of WP Management (who is also a director and stockholder of WP Group), is the Co-Trustee.

(3) Based on a Form 13-G filed by J.P. Morgan & Co. Incorporated ("Morgan"), the number shown includes (i) 3,016,300 shares over which Morgan has sole power to vote and (ii) 3,402,600 shares over which Morgan has sole power to dispose.

Security Ownership of Management

         Set forth in the table below is certain information as of March 20, 1998, regarding the beneficial ownership of equity securities of the Company by
(i) directors of the Company, (ii) the executive officers of the Company named in the Summary Compensation Table set forth in this Proxy Statement (and referred to herein as the "Named Executive Officers") and (iii) directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owner has sole voting power and sole investment power over the securities shown below.

                                                                          Amount and Nature of
Title of Class                    Name of Beneficial Owner                Beneficial Ownership        Percent of Class
----------------------------------------------------------------------------------------------------------------------
Common Stock                      Robert C. Clark                           40,000 (1)                   *
                                  Thomas E. Hannah                         987,435 (2)                   1.5%
                                  Dennis E. Hiller                         156,670 (3)                   *
                                  George L. Majoros, Jr.                     6,000 (4)                   *
                                  John D. Moose                                500 (5)                   *
                                  James J. Mossman                             (6)                      (6)
                                  Elizabeth R. Philipp                      92,853 (7)                   *
                                  Warren B. Rudman                          30,000 (1)                   *
                                  Stephen A. Schwarzman                        (6)                      (6)
                                  J. Michael Stepp                         169,584 (8)                   *
                                  David A. Stockman                            (6)                      (6)
                                  Randall J. Weisenburger                   22,000 (4)                   *
                                  W. Townsend Ziebold, Jr.                   3,000 (4)                   *
                                  Executive officers and directors
                                        as a group (13 persons) (9)      1,508,042                        2.3%

*    Less than one percent of shares of Common Stock outstanding.

(1) Represents shares underlying options granted under the 1994 Directors Stock Option Plan (the "Directors Plan") which are vested or will vest within 60 days.

(2) Of these shares (i) 981,435 represent shares underlying options granted under the Company's 1993 Employee Stock Option Plan (the "1993 Plan") which are vested and (ii) 6,000 shares are held directly.

(3) Of these shares (i) 95,566 represent shares underlying options granted under the 1993 Plan which are vested, (ii) 26,400 represent shares underlying options granted under the Company's 1994 Employee Stock Option Plan (the "1994 Plan") which are vested, (iii) 17,895 shares are held directly (and Mr. Hiller shares voting power and investment power over 17,700 of such shares), (iv) 15,337 and 1,027 shares, respectively, are held indirectly in the Company Stock Fund of the Company's 401(k) plan and non-qualified excess benefit plan and (v) 445 shares are held by Mr. Hiller's spouse.

(4) All shares are held directly. Messrs. Weisenburger and Ziebold are officers of, and Mr. Majoros is an employee of, WP Management, which is the general partner of WP Partners, which controls the Wasserstein L.L.C. The Wasserstein L.L.C. holds 27,629,573 shares of Common Stock directly. An additional 245,000 shares of Common Stock are held by affiliates of the Wasserstein L.L.C. See "Voting Securities and Principal Stockholders". However, Mr. Majoros, Mr. Weisenburger and Mr. Ziebold do not hold or share the power to vote or to dispose of the shares of Common Stock held directly by the Wasserstein L.L.C. or its affiliates and accordingly are not the beneficial owners of such shares.

(5) Represents shares held in a trust for the benefit of Mr. Moose's spouse. Mr. Moose is not the trustee and does not exercise or share investment control over the trust.

(6) Mr. Mossman, Mr. Schwarzman and Mr. Stockman, in their capacities as general partners of Blackstone Associates and Members of BMA, collectively share with all general partners of Blackstone Associates and Members of BMA the power to vote and to dispose of 26,131,107 shares of Common Stock which are held directly by partnerships, including Blackstone Partners, of which Blackstone Associates or BMA is the sole general partner, and a limited liability company, all the limited liability company interest of which is owned directly and indirectly by partnerships of which Blackstone Associates or BMA is the sole general partner. See "Voting Securities and Principal Stockholders". For purposes of this filing under the Securities Exchange Act of 1934, as amended, Mr. Mossman, Mr. Schwarzman and Mr. Stockman may be deemed to be beneficial owners, respectively, of such securities; however, each of Mr. Mossman, Mr. Schwarzman and Mr. Stockman expressly disclaims such beneficial ownership of any equity securities of the Company.

(7) Of these shares (i) 91,853 represent shares underlying options granted under the 1993 Plan which are vested and (ii) 1,000 shares are held directly.

(8) Of these shares (i) 100,000 represent shares underlying options granted under the 1994 Plan which vest on April 6, 1998, (ii) 65,000 shares are held directly (and Mr. Stepp shares voting power and investment power over such shares) and (iii) 2,624 and 1,960 shares, respectively, are held indirectly in the Company Stock Fund of the Company's 401(k) plan and non-qualified excess benefit plan.

(9)  Excludes shares held by Blackstone Partners and its affiliates.

Voting

     As of March 20, 1998, Blackstone Partners and its affiliates and the Wasserstein L.L.C., which is controlled by WP Partners, and its affiliates (collectively, the "Partners") beneficially own or have the right to vote in the aggregate approximately 82% of the outstanding Common Stock. See "Voting Securities and Principal Stockholders" and "Information as to Nominees and other Directors - Certain Relationships". The Partners have advised the Company that they intend to vote all such shares in favor of PROPOSAL I. Accordingly, the presence of a quorum at the Meeting and the approval and adoption of PROPOSAL I are assured.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation provides that the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Three directors will be elected at the Meeting, each to hold office until his term expires at the year 2001 Annual Meeting and until his successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. All the nominees are presently directors of the Company. Proxies will be voted for the election of the nominees listed below and identified as Nominees for Election at the Meeting, unless contrary instructions are set forth on the proxy card. If any nominee shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Nominating Committee of the Board of Directors or the Company may select. The Company is not aware of any circumstances likely to render any nominee unavailable. According to the By-laws of the Company, directors shall be elected by a plurality of the votes cast. Therefore, the three persons receiving the greatest number of votes cast at the Meeting for the election of directors shall be elected as directors and abstentions and broker non-votes will not affect the outcome of the election.

Information as to Nominees and Other Directors

     Set forth below, as of March 20, 1998, are the name, age and principal occupation or employment during the last five years of each nominee for election to the Board of Directors and all other directors whose terms have not expired. None of the nominees or other directors is related to any executive officer or other director of the Company by blood, marriage or adoption. The affiliations between the Company and WP Management, WP Group, WP & Co., Blackstone and BGH (as such terms are defined herein) are set forth under "Voting Securities and Principal Stockholders" and "Information as to Nominees and other Directors - Certain Relationships".

Management recommends that stockholders vote FOR the election of each of Messrs. Hannah, Majoros and Schwarzman.

Nominees for Election at the Meeting - Class I Directors

     Thomas E. Hannah, 59, has been a director of the Company and Chief Executive Officer of the Company since July 1994. Mr. Hannah was President and Chief Executive Officer of Collins & Aikman Textile and Wallcoverings Group, a division of a wholly owned subsidiary of the Company, from November 1991 until July 1994 and prior to that date was President and Chief Executive Officer of the Collins & Aikman Textile Group. Mr. Hannah was named an executive officer of the Company for purposes hereof in April 1993.

     George L. Majoros, Jr., 36, has been a director of the Company since June 1995. Mr. Majoros has been a Managing Director of Wasserstein & Co., Inc. since December 1997. Mr. Majoros was a Director of Wasserstein Perella & Co., Inc. ("WP & Co.") from December 1994 until December 1997 and a Vice President of WP & Co. from February 1993 until December 1994. Prior to that, Mr. Majoros was an attorney in the law firm of Jones, Day, Reavis & Pogue. Mr. Majoros is also Vice Chairman and a director of Yardley of London, Ltd.

     Stephen A. Schwarzman, 51, has been a director of the Company since October 1988 and was President of the Company from October 1988 to July 1994. Mr. Schwarzman has been a Co-Founding Member of Blackstone Group Holdings L.L.C. ("BGH"), which is under common control with Blackstone Partners, since March 1996 pursuant to a reorganization of Blackstone Group Holdings L.P. ("Blackstone Group") and has been President and Chief Executive Officer of The Blackstone Group L.P. ("Blackstone") since 1985. Mr. Schwarzman was a Co-Founding Partner of Blackstone Group from 1985 to February 1996. Mr. Schwarzman is also a director of Great Lakes Dredge & Dock Corporation, Transtar, Inc. and Volume Services, Inc.

 Directors Whose Terms Expire at the 1999 Annual Meeting - Class II Directors

     James J. Mossman, 39, has been a director of the Company since January 1995. Mr. Mossman has been a Member of BGH since March 1996 pursuant to a reorganization of Blackstone Group, and has been a Senior Managing Director of Blackstone (or served in this capacity) since 1990. Mr. Mossman was a General Partner of Blackstone Group from 1990 to February 1996. Mr. Mossman is also a director of Great Lakes Dredge & Dock Corporation, People's Choice T.V. Corp. and Transtar, Inc.

     Warren B. Rudman, 68, has been a director of the Company since June 1995. Mr. Rudman has been a partner in the law firm of Paul, Weiss, Rifkind, Wharton & Garrison since January 1993. Mr. Rudman served as a United States Senator from New Hampshire from 1980 through 1992 and as Attorney General of New Hampshire from 1970 until 1976. Mr. Rudman is also a director of the Chubb Corporation, Prime Succession, Allied Waste and the Raytheon Company and an independent trustee of seventeen mutual funds of the Dreyfus Corporation.

     W. Townsend Ziebold, Jr., 36, has been a director of the Company since December 1992. Mr. Ziebold has been a Managing Director of WP & Co. since December 1994 and was a Director of WP & Co. from December 1993 to December 1994. Mr. Ziebold was a Vice-President of WP & Co. from December 1991 to December 1993 and an Associate of WP & Co. prior to that. Mr. Ziebold is a director of Imax Corporation and Alliance Entertainment Corp.

Directors Whose Terms Expire at the 2000 Annual Meeting - Class III Directors

     Robert C. Clark, 54, has been a director of the Company since October 1994. Mr. Clark is Dean of the Harvard Law School and Royall Professor of Law. Mr. Clark joined Harvard Law School in 1979 after four years at Yale Law School, where he was a tenured professor, and became Dean in 1989. Mr. Clark is a corporate law specialist and author of numerous texts and legal articles. Prior to his association with academia, he was in private practice with Ropes & Gray. Mr. Clark is also a director of Beneficial Corporation and American Lawyer Media Holdings, Inc. and a trustee of Teachers Insurance Annuity Association (TIAA).

     David A. Stockman, 51, has been a director of the Company since October 1988 and has been Co-Chairman of the Board of the Company since July 1993. Mr. Stockman has been a Member of BGH since March 1996 pursuant to a reorganization of Blackstone Group and has been a Senior Managing Director of Blackstone (or has served in this capacity) since 1988. Mr. Stockman was a General Partner of Blackstone Group from 1988 to February 1996. Prior to joining Blackstone Group, Mr. Stockman was a Managing Director of Salomon Brothers Inc. Mr. Stockman served as the Director of the Office of Management and Budget in the Reagan Administration from 1981 to 1985. Prior to that, Mr. Stockman represented Southern Michigan in the U.S. House of Representatives. Mr. Stockman is also a director of Bar Technologies Inc., American Axle & Manufacturing, Clark Refining & Marketing Inc., Clark USA, Inc. and Haynes International, Inc.

     Randall J. Weisenburger, 39, has been a director of the Company since August 1989 and has been Co-Chairman of the Board of the Company since June 1995. Mr. Weisenburger was Vice Chairman of the Company from April 1994 to June 1995, Deputy Chairman of the Company from July 1992 to April 1994 and Vice President from August 1989 to July 1992. Mr. Weisenburger has been a Managing Director of WP & Co. since December 1993. Mr. Weisenburger was a Director of WP & Co. from December 1992 to December 1993 and a Vice President of WP & Co. from December 1989 to December 1992. Mr. Weisenburger is also Chairman of Yardley of London, Ltd. and a director of Sunbelt Manufacturing, Inc., American Lawyer Media Holdings, Inc. and Alliance Entertainment Corp.

         Certain Relationships. Blackstone Partners is a Delaware limited partnership formed in 1987 for the purpose of, among other things, (i) committing capital to facilitate corporate restructurings, leveraged buyouts, bridge financings and other investments and (ii) capitalizing affiliates that will engage in investment and merchant banking activities. The sole general partner of Blackstone Partners is Blackstone Associates, a Delaware limited partnership, whose general partners include Messrs. Mossman, Schwarzman and Stockman. At present, the business of Blackstone Associates consists of performing the function of, and serving as, the general partner of certain limited partnerships, including Blackstone Partners. Messrs. Mossman, Schwarzman and Stockman are also Members of Blackstone Management Partners L.L.C., which is the general partner of Blackstone Management Partners L.P. ("Blackstone Management"), and BMA, which is the general partner of BFIP.

         WP Partners is a Delaware limited partnership, the general partner of which is WP Management. WP Partners was formed by WP Group for the purpose of participating in merchant banking activities, including committing capital to the organization and consummation of leveraged buyout transactions. WP Management and WP Group are both Delaware corporations. WP Management serves as general partner of WP Partners and as such is engaged in managing WP Partners. WP Group is an international private advisory and merchant banking firm. The principal subsidiaries of WP Group are WP & Co., an international investment banking firm, and Wasserstein & Co., Inc., a company formed to hold investments of WP Group. Mr. Weisenburger and Mr. Ziebold are Managing Directors of WP & Co. and Mr. Majoros is a Managing Director of Wasserstein & Co., Inc. Messrs. Weisenburger and Ziebold are also officers of WP Management and Mr. Majoros is an employee of WP Management.

         Blackstone Partners and its affiliates and the Wasserstein L.L.C., which is controlled by WP Partners, and its affiliates as of March 20, 1998 beneficially own or have the right to vote in the aggregate approximately 82% of the outstanding Common Stock and are in a position to jointly control the Company.

         Certain Agreements. Blackstone Partners, WP Partners and the Company have entered into an Amended and Restated Stockholders Agreement (the "Stockholders Agreement") relating to the governance and management of the Company, and WP Partners and Blackstone Partners have entered into a Voting Agreement (the "Voting Agreement") relating to voting for nominees affiliated with each other. Pursuant to the Voting Agreement, each Partner will be obligated to vote for nominees to the Board of Directors that are affiliated with the other Partner (and in certain circumstances, a transferee of the other Partner). Pursuant to the Stockholders Agreement, each of WP Partners, Blackstone Partners and the Company has a right of first refusal with regard to sales of Common Stock by each Partner (with certain exceptions). Each Partner also has the right to sell along with the other (with certain exceptions). Under certain circumstances, such as resignation of a director, the Company is required to replace the director with an individual affiliated with the same Partner as the former director. The affiliates of Blackstone Partners who hold shares of Common Stock directly and the Wasserstein L.L.C. are successors under the Stockholders Agreement to Blackstone Partners and WP Partners, respectively, with respect to the shares of Common Stock such entities hold directly and as such are bound by the obligations of and entitled to the rights of their affiliated Partner under the Stockholders Agreement.

         The shares of Common Stock beneficially owned by Blackstone Partners and the Wasserstein L.L.C. and their affiliates have, in each case, been pledged to The Chase Manhattan Bank in connection with the financing of the purchase of a portion of those shares under a credit facility with The Chase Manhattan Bank and to secure the obligations of the pledgors under such credit facility. Each credit facility with The Chase Manhattan Bank contains events of default typical for facilities of this type (with customary qualifications and exceptions), including nonpayment of principal or interest; violation of covenants; material breaches of representations and warranties; bankruptcy; material undischarged judgments; invalidity of security documents; Change in Control (as defined therein); and insufficiency of Collateral Value of the Stock Collateral (as defined therein).

         Meetings and Committees of the Board of Directors.

         Meetings and Attendance. In fiscal 1997, the Board of Directors held a total of three meetings. All incumbent directors attended at least 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by the Committees on which he served during the period for which he has been a director, except Mr. Stockman and Mr. Schwarzman.

         Committees of the Board. The Board of Directors has designated the Audit Committee, which consists of Mr. Clark and Mr. Rudman, and the Compensation Committee, which consists of Mr. Stockman and Mr. Weisenburger. In addition, the Company's Restated Certificate of Incorporation provides for the Nominating Committee, which consists of Messrs. Clark, Majoros, Mossman, Rudman, Schwarzman, Stockman, Weisenburger and Ziebold.

         The Audit Committee held four meetings in fiscal 1997. The Audit Committee's function is to meet with the Company's independent public accountants and with management to make inquiries regarding the manner in which the responsibilities of each are being discharged. The Audit Committee reviews the scope of audit and non-audit assignments and related fees, the Company's accounting principles, and the adequacy of internal controls.

         The Compensation Committee held one meeting in fiscal 1997. The Compensation Committee's function is to determine compensation for executive officers of the Company and to decide matters and policies with respect to the compensation of such executive officers, including the entry into employment agreements and the grant of awards under, and administration of, the Company's option plans. The Compensation Committee is not entitled to award or authorize any compensation to be paid to any executive officer of the Company who is also a partner or employee of Blackstone Partners, WP Partners or their affiliates. See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION".

         The Nominating Committee held one meeting in fiscal 1997. The Nominating Committee's function is to nominate, by a majority vote thereof, persons for election to the Board of Directors at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors. Stockholders wishing to recommend director candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company, giving the recommended candidate's name, biographical data and qualifications, not later than the date by which stockholder proposals for action must be submitted. See "STOCKHOLDER PROPOSALS". Pursuant to the Restated Certificate of Incorporation of the Company, the Nominating Committee consists of all directors serving on the Board of Directors, excluding directors that are salaried employees of the Company.

                             COMPENSATION COMMITTEE

                        REPORT ON EXECUTIVE COMPENSATION

The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is responsible for the design, administration and oversight of all senior management compensation and benefit policies, plans, programs and agreements.

EXECUTIVE OFFICER COMPENSATION

The Company's compensation programs for its executive officers are intended to recognize individual performance in conjunction with overall corporate performance and to link a significant portion of the compensation paid to executives with the Company's current and long-term performance. The Compensation Committee believes that this goal is best implemented by providing a compensation package consisting of three major components: base salary, short-term incentive compensation and long-term incentive compensation.

The Compensation Committee is not empowered to award or authorize any compensation to be paid to any executive officer of the Company who is also a partner or employee of Blackstone Partners, WP Partners, Blackstone Group, WP Management or WP & Co.

BASE SALARY

When determining base salaries for the executive officers, the Compensation Committee considers the Company's retention needs, individual experience, performance and responsibilities. No relative weights are assigned to any factor. In addition, the Compensation Committee considers survey-based compensation data for companies of similar size with jobs similar to those of the Company in magnitude, complexity and scope of responsibility. While some of the companies identified in the peer group performance graph participate in these surveys, the Compensation Committee believes its competitors for executive talent are broader than this group due to the varied businesses in which its divisions compete for executive talent. As a matter of policy, base salaries are generally targeted at the 50th percentile of this broader group of automotive supply and general industry companies.

Salaries of executive officers are reviewed periodically by the Compensation Committee, generally on a 12 to 18 month cycle. Salary adjustments are determined by evaluating performance of the executive and performance of the Company.

In the opinion of the Compensation Committee, competitive base salaries contribute to the Company's overall performance by attracting and retaining high quality management.

SHORT-TERM INCENTIVE COMPENSATION

The second major component of the executive compensation program is the Company's Executive Incentive Compensation Plan (the "Bonus Plan") adopted each year. The objectives of this plan are to:

(bullet) Motivate key employees to achieve and exceed the Company's financial goals

(bullet)    Maintain management's focus on the importance of earnings

(bullet) Encourage management to balance the longer-term needs of the business with shorter-term requirements

(bullet) Attract and retain key employees of the quality required to successfully manage the Company's businesses.

Under the Bonus Plan, the Company's executive officers and other key employees who are in a position to have an impact on the attainment of the goals of the Company and its operating divisions have the opportunity to earn annual performance bonuses. While the number of persons participating in the Bonus Plan varies from year to year, approximately 300 persons have participated each year. The bonuses are based primarily on Earnings Before Interest and Taxes (EBIT). At the beginning of the year, EBIT goals are established for Threshold (lowest), Target (expected) and Maximum performance for each operating division; such EBIT goals correspond generally with Threshold, Target and Maximum bonus levels established for each participant. The amount of bonus actually paid to participants is based primarily on the extent to which unit performance meets or exceeds the predetermined goals, thereby linking pay and unit performance and can range from 50% (for Threshold) to 200% (for Maximum) of the target award.

Four of the Named Executive Officers, as well as Mr. Hannah (whose bonus is discussed separately below), received bonuses for fiscal 1997 under the Bonus Plan. For such four Named Executive Officers, the target bonuses assigned equaled 40% of base salary for two of such officers and 50% of base salary for the other two such officers. Bonuses actually awarded were approximately 70%, 37%, 39% and 49% of annual base salary, respectively. Such awards were generally pursuant to the formula under the Bonus Plan, except that the impact of Collins & Aikman Plastics and approximately half of the impact of labor strikes at General Motors, one of the Company's major customers, were excluded from the EBIT calculations.

LONG-TERM  INCENTIVE

The third major component of the Company's executive compensation program is its long-term incentive compensation plans. Through the 1993 Plan and the 1994 Plan, the Company seeks to align the interests of key employees more closely with those of the Company's stockholders, and to motivate and reward actions which lead to long-term value creation for stockholders. Stock option grants provide a direct link between any rewards executives may receive and the results achieved for stockholders. Stock options are intended to serve as compensation over a period of several years and are therefore generally not granted every year.

The Chief Executive Officer and three of the other Named Executive Officers received stock option grants in fiscal 1993 under the 1993 Plan, which vested in increments and were fully vested in June 1996. One such Named Executive Officer also received a grant in fiscal 1993 under the 1994 Plan, which vested 33% in January 1997 and 33% in January 1998 and will vest 34% in January 1999. In light of these grants in fiscal 1993, there have been no further stock option grants to the Chief Executive Officer and the Named Executive Officers except as follows. One Named Executive Officer, who joined the Company in 1995, received at that time a grant of stock options under the 1994 Plan, which vests 100% in April 1998. In addition, in 1996, grants of stock options (which will vest in March 2001) were made to two Named Executive Officers as part of a special Chairman's Award made for the purpose of recognizing outstanding contributions. Additional grants were made to the same two Named Executive Officers during the last fiscal year in view of their increased responsibilities, which grants will vest 40% in February 1999 and 60% in February 2000.

Stock option grants are made based on an evaluation of the duties and responsibilities of the individual and his or her present and potential contributions to the long-term growth and success of the Company. Stock options granted to the Named Executive Officers during the last fiscal year, the value realized on options exercised by them during the last fiscal year and year-end option values are reflected in the tables provided below.

TERMINATION  BENEFITS

The Company generally determines termination benefits of executive officers based on the executive officer's employment agreement (if applicable), the Company's general severance policies for "exempt employees" (if applicable) or agreement with the departing executive officer at the time of separation.

CHIEF  EXECUTIVE  OFFICER COMPENSATION

The compensation of the Company's Chief Executive Officer is consistent with the compensation philosophy of the Company described above. In August 1997, Mr. Hannah's base salary was increased from $525,000 to $600,000. The increase was Mr. Hannah's first base salary increase since February 1994 and was based on his individual performance as well as survey-based compensation data considering comparable base salaries of the chief executive officers in the industry in which the Company competes. The terms of Mr. Hannah's employment agreement are described under "Employment Agreements" elsewhere in this Proxy Statement.

In addition to his base salary, Mr. Hannah is eligible to receive annual incentive compensation under the Bonus Plan. Mr. Hannah's target bonus opportunity equals 100 percent of current annual base salary, with a maximum opportunity of 200 percent of current annual base salary. EBIT goals are established by the Compensation Committee at the beginning of each fiscal year; award calculations are based on the same factors as are bonuses for all executive officers. In 1997, the Company's financial performance was slightly below the targets set by the Compensation Committee, excluding, as discussed above, the impact of the Collins & Aikman Plastics subsidiary and approximately half of the impact of the General Motors strikes. Mr. Hannah's annual bonus award for the most recent fiscal year was $582,000.

The Compensation Committee, at its sole discretion, determines the amount of any stock options to be granted to Mr. Hannah. During the most recent fiscal year, no stock options were granted to Mr. Hannah in view of grants made previously under the 1993 Plan.

The Compensation Committee believes the total compensation program for Mr. Hannah is competitive with that provided by comparable companies, matches the responsibilities of his office and reflects his personal contributions to the Company's performance.

DEDUCTIBILITY  OF COMPENSATION IN EXCESS OF $1 MILLION A YEAR

In 1993, Congress enacted Section 162(m) of the U.S. Internal Revenue Code of 1986, effective for tax years beginning in 1994. This legislation precludes a public corporation from taking a federal income tax deduction for compensation in excess of $1 million per year for its chief executive officer and any of its four other highest paid executive officers (with exceptions for certain performance based compensation), although "grandfather" provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held.

In view of the grandfather provisions regarding going public in an initial public offering, this legislation did not limit the Company's tax deductions for executive compensation prior to fiscal 1996. Due to a modification of Mr. Hannah's employment agreement in fiscal 1996 to increase certain bonus percentages, the grandfather provisions of Section 162(m) did not apply to certain compensation paid for fiscal 1996 and fiscal 1997 pursuant to Mr. Hannah's employment agreement. Consequently, Section 162(m) limited the Company's tax deductions with respect to a portion of Mr. Hannah's compensation in excess of $1 million for fiscal 1996 and fiscal 1997. In addition, the duration of the grandfather provisions of Section 162(m) is limited and will not apply to compensation paid by the Company after the Meeting (although options granted prior to the Meeting will continue to be exempt under Section 162(m)).

The Company will continue to review its executive compensation practices and plans on an ongoing basis with respect to Section 162(m). Where it deems advisable, the Company will take appropriate action to preserve the tax deductibility of its executive compensation while balancing the more important objective of maintaining competitive compensation. However, at this time, the Company believes the requirements of Section 162(m) are somewhat arbitrary and inflexible. To retain highly skilled managers and remain competitive with other employers, the Compensation Committee retains the authority to authorize other payments, including salary and bonuses, that would not be deductible for federal income tax purposes.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF COLLINS & AIKMAN
CORPORATION:

                                                  DAVID A. STOCKMAN
                                                  RANDALL  J. WEISENBURGER

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation for services rendered to the Company and its subsidiaries by (i) the Company's Chief Executive Officer and (ii) the Company's four most highly compensated executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 and who were serving as executive officers at the end of the fiscal year ended December 27, 1997 (the individuals named in clauses (i) and (ii) being referred to in this Proxy Statement as the "Named Executive Officers"). All compensation shown has been paid by Collins & Aikman Products Co., a wholly owned subsidiary of the Company ("Products"), or by a subsidiary of Products (although any options shown as awarded are for Common Stock of the Company). The Company does not separately compensate its executive officers for their duties as officers of the Company (except for any such options).



Summary Compensation Table
                                                  Annual Compensation                     Long Term Compensation
                               --------------------------------------------------        -----------------------
                                                                      Other                     Awards
Name and                                                              Annual                  Securities           All Other
Principal                      Year    Salary           Bonus         Compensation            Underlying           Compensation
Position                        (1)      ($)             ($)              ($)                 Options (#)              ($)
--------                       -----   -------         ------------     --------             --------------     --------------
Thomas  E. Hannah              1997    556,250         582,000           (2)                     0                  32,215 (3)
 Chief Executive Officer       1996    481,250         761,250           (2)                     0                  18,604
                               1995    525,000         275,625       20,869 (2)                  0                  30,487

Dennis E. Hiller               1997    275,000         192,500           (2)                  25,000                14,596 (4)
 President, Automotive         1996    215,417         188,000           (2)                  25,000                 8,463
 Carpet and Acoustics          1995    202,917         132,000       51,465 (5)               40,000                 8,542
 Group


John D. Moose                  1997    325,000         119,600           (2)                     0                  16,983 (6)
 President, Automotive         1996    297,917         106,600           (2)                     0                   9,246
 Fabrics Division              1995    311,250          62,000           (2)                     0                  14,808


Elizabeth R. Philipp           1997    300,200         116,478           (2)                     0                  16,346 (7)
 Executive Vice President,     1996    265,850         174,116           (2)                     0                   9,079
  General Counsel,             1995    299,683         100,136           (2)                     0                  13,674
  and Secretary


J. Michael Stepp               1997    264,000         128,040           (2)                   20,000               14,550 (12)
 Executive Vice                1996    228,000         155,120      135,005 (10)               25,000                9,169
 President and Chief           1995    197,230 (9)      92,000       56,555 (11)              100,000                1,380
 Financial Officer (8)

(1) The information given in this table is for the fiscal years indicated, not calendar years. 1997 indicates the fiscal year ended December 27, 1997. In 1996, the Company changed its fiscal year end to the last Saturday of December. Previous fiscal years ended on the last Saturday of January. Accordingly, in this table, 1996 indicates the fiscal year ended December 28, 1996 (an 11 month fiscal year). 1995 indicates the fiscal year ended January 27, 1996.

(2) Total perquisites for executive officer were less than the lesser of $50,000 or 10% of annual salary and bonus and accordingly the dollar value of such perquisites is not shown. Perquisites for an executive officer may, but do not necessarily, include reimbursement for any of the following expenses: car; financial planning; executive fitness; executive physicals and medical; luncheon club; and relocation.

(3) Amount for fiscal 1997 for Mr. Hannah consists of (i) contributions to the Collins & Aikman Corporation Profit Sharing and Personal Savings Plan, a defined contribution plan (the "PSP"), in the amount of $4,625, (ii) contributions to the non-qualified supplement to the PSP (the "SPSP") in the amount of $23,150 and (iii) premiums in the amount of $3,003 and $1,437 paid for basic term life insurance and Accidental Death & Dismemberment insurance ("AD&D insurance"), respectively, under group life insurance policies.

(4) Amount for fiscal 1997 for Mr. Hiller consists of (i) contributions to the PSP in the amount of $4,625, (ii) contributions to the SPSP in the amount of $8,123 and (iii) premiums in the amount of $1,502 and $346 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

(5) Includes $32,969 for reimbursement of relocation costs in connection with Mr. Hiller's move to North Carolina and $12,553 for gross-ups of relocation reimbursements to compensate the executive for incremental federal and state income taxes.

(6) Amount for fiscal 1997 for Mr. Moose consists of (i) contributions to the PSP in the amount of $5,600, (ii) contributions to the SPSP in the amount of $9,088 and (iii) premiums in the amount of $1,775 and $520 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

(7) Amount for fiscal 1997 for Ms. Philipp consists of (i) contributions to the PSP in the amount of $4,625, (ii) contributions to the SPSP in the amount of $9,663 and (iii) premiums in the amount of $1,639 and $419 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

(8) Mr. Stepp was appointed Executive Vice President and Chief Financial Officer on April 6, 1995. Prior to that date, Mr. Stepp held no positions with the Company or its subsidiaries.

(9) Includes salary for the period from April 6, 1995 through January 27, 1996, the portion of fiscal 1995 during which Mr. Stepp was an executive officer of the Company.

(10) Includes $81,438 for reimbursement of relocation costs in connection with Mr. Stepp's move to Charlotte, North Carolina and $44,268 for gross-ups of relocation reimbursements to compensate the executive for incremental federal and state income tax.

(11) Includes $33,699 for reimbursement of relocation costs in connection with Mr. Stepp's move to Charlotte, North Carolina, and $18,059 for gross-ups of relocation reimbursements to compensate the executive for incremental federal and state income tax.

(12) Amount for fiscal 1997 for Mr. Stepp consists of (i) contributions to the PSP in the amount of $4,625, (ii) contributions to the SPSP in the amount of $8,152 and (iii) premiums in the amount of $1,441 and $332 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

Option Grants In Last Fiscal Year

         Shown below is information on grants of stock options made during the fiscal year ended December 27, 1997, to the Named Executive Officers.

                              Number of
                              Securities      % of Total
                              Underlying    Options Granted  Exercise
                               Options       to Employees      Price       Expiration          Grant Date
Name                          Granted (#)    in Fiscal 1997   ($/sh)(1)         Date       Present Value ($)(2)
---------                     -----------    --------------  --------------     -----      --------------------

Thomas E. Hannah                  0                0            N/A           N/A                  N/A

Dennis E. Hiller              25,000 (3)          4.4          7.50         2/19/07              120,539

John D. Moose                     0                0            N/A           N/A                  N/A

Elizabeth R. Philipp              0                0            N/A           N/A                  N/A

J. Michael Stepp              20,000 (3)          3.5          7.50         2/19/07               96,431


(1) "N/A" appearing in the table denotes not applicable since no options were granted to the Named Executive Officer.
(2) Option values reflect Black-Scholes model output for options. The assumptions used in the model were expected volatility of 40%, risk-free rate of return of 6.72%, dividend yield of 0% and time to exercise of ten years. Additionally, no liquidity discount or forfeiture discount was applied.
(3) Options were awarded pursuant to the 1994 Plan and vest 40% on February 19, 1999 and 60% on February 19, 2000.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

       Shown below is information with respect to the exercise of stock options during the last fiscal year and the year-end value of unexercised options to purchase Common Stock granted to the Named Executive Officers and held by them as of December 27, 1997.




                                                             Number of Securities Underlying
                                                                  Unexercised Options at               Value of Unexercised
                                                                        FY-End (#)              In-The-Money-Options at FY-End ($)
                                                                                                                (1)
                         Shares Acquired       Value
Name                       On Exercise        Realized        Exercisable      Unexercisable      Exercisable       Unexercisable
----                       -----------        --------        -----------      -------------      -----------       -------------

Thomas E. Hannah                0                0              841,230              0             3,899,101              0
                                                                140,205              0                51,175              0

Dennis E. Hiller                0                0               83,048            40,000            384,928          65,000
                                                                 12,518            25,000              4,569          40,625
                                                                   0               25,000              0              28,125

John D. Moose                121,555        836,906 (2)            0                 0                 0                  0
                              50,074        130,944 (2)            0                 0                 0                  0
                              25,000        153,375 (3)            0                 0                 0                  0


Elizabeth R. Philipp            0                0               83,508              0               387,060              0
                                                                  8,345              0                 3,046              0

J. Michael Stepp                0                0                 0              100,000              0               62,500
                                                                   0               25,000              0               40,625
                                                                   0               20,000              0               22,500

(1) The value of in-the-money options is based on the difference between the exercise price of such options and the closing price of the

     Common Stock on the New York Stock Exchange on December 26, 1997 (the last trading day of the fiscal year ended December 27, 1997), which was $8.625.

(2) Value realized is based on the difference between the exercise price of such options and the closing price of the Common Stock on the New York Stock Exchange on July 31, 1997 (the date of exercise), which was $10.875.

(3) Value realized is based on the difference between the exercise price of such options and the closing price of the Common Stock on the New York Stock Exchange on May 2, 1997 (the date of exercise), which was $10.125.

Defined Benefit or Actuarial Plan Disclosure

       C&A Co. Plan. Provided certain eligibility requirements are met, at the end of each calendar month, pay credits are applied to a participant's account under the Collins & Aikman Corporation Employees' Pension Account Plan (the "C&A Co. Plan") based on the participant's length of credited service and compensation (as defined) during that month. For participants aged 50 or older, the monthly pay credit is based on either credited service and compensation or age and compensation, whichever results in the higher amount.

       The following chart sets forth how pay credits are determined under the C&A Co. Plan:


                                                                          Percentage of
                                                                     Compensation Used to
                                                                       Determine Pay Credits
                                                         ---------------------------------------------
               Eligibility Requirements                  Up to 1/3                           Over 1/3
Years Of                                                 of the S.S.                        of the S.S.
Credited Service          or               Age           Wage Base                           Wage Base
----------------                          ----           ---------                           ----------

less than 10                          less than 50         2.5%                                4.5%

10 - 14                                  50 - 54           3.0%                                5.5%

15 - 19                                  55 - 59           4.0%                                6.5%

20 - 24                                  60 - 64           5.0%                                8.0%

25 or more                             65 or more          6.0%                                10.0%


The dollar amounts that result from these percentages are added together and the total is the pay credit for the month.

       In addition, interest credits are applied each month to the account balance. Participants make no contributions to the C&A Co. Plan. Employer contributions are 100% vested after five years of service or at age 65, whichever is earlier, and may vest under certain other circumstances as set forth in the C&A Co. Plan. The estimated annual benefits payable upon retirement at normal retirement age under the C&A Co. Plan for Messrs. Hannah, Hiller, Moose and Stepp and Ms. Philipp are $16,733, $42,899, $56,437, $5,467 and $30,773, respectively. Participants in the C&A Co. Plan have the option, however, of receiving the value of their vested account in a lump sum following termination of employment.

       C&A Co. Excess Plan. The Excess Benefit Plan of Collins & Aikman Corporation (the "C&A Co. Excess Plan") works in conjunction with the C&A Co. Plan (which is described above) and provides to the employee any benefit which the C&A Co. Plan would have provided but for certain legal limitations under the Employee Retirement Income Security Act of 1974 and Internal Revenue Service regulations. The pay credits and interest credits are determined as described with respect to the C&A Co. Plan as if no legal limitations existed, and then this plan provides any benefit which is in excess of the benefit provided under the C&A Co. Plan. The estimated annual benefits payable upon retirement at normal retirement age under the C&A Co. Excess Plan for Messrs. Hannah, Hiller, Moose and Stepp and Ms. Philipp are $70,702, $24,705, $29,651, $6,473 and $27,211, respectively.

       C&A Co. SRIP. Participation in the Collins & Aikman Corporation Supplemental Retirement Income Plan (the "C&A Co. SRIP") is solely at the discretion of the Board of Directors of Products and is extended to a select group of key executives. The plan provides a participating employee with a retirement benefit at or after age 62. A target benefit is first calculated for each employee based on Total Annual Compensation (final base salary plus the average of the bonuses paid for the last three fiscal years) and years of service at retirement. The benefit payable from the C&A Co. SRIP is determined as the excess of the target benefit over any pension benefits payable from Social Security and any other retirement plans sponsored by the Company. An employee does not become vested in a benefit until reaching age 62.

         The following table shows, for specified compensation/years of service classifications, the hypothetical annual target benefits under the C&A Co. SRIP for employees retiring at age 65, assuming that the retiring participant elects a single life annuity.




                                                PENSION PLAN TABLE
Total Annual                                      Years of Service
Compensation      ---------------------------------------------------------------------------------------------
                     10            15            20            25            30            35             43
 $ 200,000        $ 84,000      $102,000      $120,000      $120,000      $120,000      $120,000       $120,000
   225,000          94,500       114,750       135,000       135,000       135,000       135,000        135,000
   250,000         105,000       127,500       150,000       150,000       150,000       150,000        150,000
   275,000         115,500       140,250       165,000       165,000       165,000       165,000        165,000
   300,000         126,000       153,000       180,000       180,000       180,000       180,000        180,000
   350,000         147,000       178,500       210,000       210,000       210,000       210,000        210,000
   400,000         168,000       204,000       240,000       240,000       240,000       240,000        240,000
   450,000         189,000       229,500       270,000       270,000       270,000       270,000        270,000
   500,000         210,000       255,000       300,000       300,000       300,000       300,000        300,000
   600,000         252,000       306,000       360,000       360,000       360,000       360,000        360,000
   700,000         294,000       357,000       420,000       420,000       420,000       420,000        420,000
   800,000         336,000       408,000       480,000       480,000       480,000       480,000        480,000
   900,000         378,000       459,000       540,000       540,000       540,000       540,000        540,000
 1,000,000         420,000       510,000       600,000       600,000       600,000       600,000        600,000
 1,100,000         462,000       561,000       660,000       660,000       660,000       660,000        660,000
 1,200,000         504,000       612,000       720,000       720,000       720,000       720,000        720,000
 1,300,000         546,000       663,000       780,000       780,000       780,000       780,000        780,000
 1,400,000         588,000       714,000       840,000       840,000       840,000       840,000        840,000
 1,500,000         630,000       765,000       900,000       900,000       900,000       900,000        900,000



       All the Named Executive Officers except Ms. Philipp participate in the C&A Co. SRIP. Mr. Hannah currently has nine years, two months of plan service, and at age 65, he will have an estimated 14 years, five months of plan service. Mr. Hiller currently has 22 years, two months of plan service and at age 65 will have an estimated 43 years, five months of plan service. Mr. Moose currently has 37 years, nine months of plan service and at age 65 will have an estimated 41 years, four months of plan service. Mr. Stepp currently has two years, 11 months of plan service and at age 65 will have an estimated 14 years of plan service.

Employment Agreements

         In July 1992, Products entered into an employment agreement with Mr. Hannah, which was amended as of February 1994, October 1996 and August 1997. The agreement, as amended, provides for an initial base salary of $600,000 and participation in any executive bonus plan, with a target bonus of 100% of the base salary then in effect up to a maximum of 200% of base salary. The agreement is automatically renewed each year unless Products notifies Mr. Hannah of its intention to terminate the agreement. In the event of involuntary termination for reasons other than cause and other than a change of control, the agreement provides for severance benefits equal to Mr. Hannah's base salary then in effect for a period of one year from the termination date plus any unpaid cash bonus for the prior fiscal year and a pro rata portion of any bonus he would have received had he been employed for the entire fiscal year.

         Products entered into letter agreements with Mr. Hannah, Mr. Hiller and Mr. Moose (in May 1991, October 1992 and May 1991, respectively) which provide that if such executive's employment is terminated by Products or any successor company other than for cause at any time within three months prior to or one year following a change of control (as defined) of Products, then in lieu of any severance available under policies or practices of Products he shall receive an amount equal to two times his base salary as in effect at the time of termination.

         In June 1995, Products entered into another letter agreement with Mr. Moose which provides that if his employment is terminated by Products without cause (except in the event the change of control provisions of the May 1991 letter govern) after June 30, 1996 while he is a member of Products' Operating Committee, he shall receive severance in accordance with Products' policy and practices regarding involuntary termination of employment of a member of the Operating Committee.

         In July 1990, Products entered into an employment agreement with Ms. Philipp at an initial base salary of $225,000 per year. The agreement is automatically renewed each year. In the event of involuntary termination for reasons other than cause, including failure to renew the agreement, any requirement that Ms. Philipp's office be relocated or any change in control (as defined), the agreement provides for severance benefits equal to Ms. Philipp's base salary then in effect for a period of one year from the termination date plus the pro rata portion of any cash bonuses she would have received had she been employed for the entire fiscal year.

         In April 1995, Products entered into an employment agreement with Mr. Stepp for a period of three years ending April 5, 1998, subject to the terms and conditions of the agreement. The agreement provides for an initial base salary of $240,000 per year and a guaranteed cash bonus for Mr. Stepp's first year of employment of no less than $92,000. In the event of involuntary termination for any reason other than cause, the agreement provides for severance benefits equal to Mr. Stepp's base salary for the entire remaining portion of his term of employment then in effect or, if longer, for a one year period following the termination date.

         In March 1998, the Company entered into letter agreements with each of Mr. Hannah, Mr. Hiller, Ms. Philipp and Mr. Stepp which provide for certain benefits if, during the period commencing three months prior to a change in control (as defined) of the Company and ending one year thereafter (or 45 days after notice of intent to constructively terminate employment, if later) (a "Change in Control Period"), (i) the executive's employment is involuntarily terminated other than for cause or (ii) there is a constructive termination of executive's employment (which is a termination by the executive due to involuntary relocation, a material reduction in executive's total compensation and benefit package or a significant reduction in executive's responsibilities, position or authority). The benefits payable in a lump sum to the executive in such an event are as follows: (a) executive's base salary through the date of termination; (b) a pro rata bonus equal to executive's target bonus immediately preceding the Change in Control Period multiplied by a fraction, the numerator of which is the number of months in the year prior to termination and the denominator of which is twelve; (c) twenty-four months of base salary; and (d) two times executive's target annual bonus in effect immediately preceding the Change in Control Period. The Company shall also (w) offer executive an opportunity to purchase his Company automobile at its net book value, (x) deem executive to continue as an employee of the Company for two years following termination for purposes of eligibility and vesting (but not benefit accrual) under retirement plans, (y) allow executive to continue to participate in welfare benefit plans for two years (or until new employment) and (z) reimburse executive for costs of continued coverage for executive and dependents under the Company's group health plans at the end of the welfare benefit continuation period described in (y). The letter agreements provide that any such benefits to an executive which constitute "Parachute Payments" under Section 280G of the U.S. Internal Revenue Code of 1986 (the "Code") may be reduced so that the Company shall not be caused to have paid an "Excess Parachute Payment" under such Section 280G of the Code. In addition, any lump sum payment shall be reduced by the amount of cash severance or salary continuation benefits paid to the executive under any other plan or policy of the Company or a written employment agreement between the Company (or one of its affiliates) and executive.

PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return from July 7, 1994 (the date the Common Stock was first registered under Section 12 of the Exchange Act and traded on the New York Stock Exchange) through December 26, 1997 of (i) the Company, (ii) the S&P 500, (iii) a peer group of companies selected by the Company (consisting of Lear Seating Corporation, Burlington Industries, Inc., Quaker Fabric Corporation, Culp, Inc., Norwall Group Inc., Fieldcrest Cannon, Inc. (until its acquisition by Pillowtex Corporation on December 19, 1997), Cone Mills Corporation and Masland Corporation (until its acquisition by Lear Seating Corporation in June 1996)) (the "Old Peer Group") and (iv) a new peer group of companies selected by the Company (consisting of Lear Corporation, Magna International Inc., Johnson Controls, Inc., Superior Industries International Inc., MascoTech Inc., Arvin Industries, Inc., Dana Corporation, Eaton Corporation and Borg Warner Automotive Inc.) (the "Automotive Peer Group"). Dividend reinvestment has been assumed and, with respect to the companies in the Old Peer Group and the Automotive Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization. The graph assumes an investment of $100 on July 7, 1994 in each of the Common Stock and the stocks comprising the S&P 500, the Old Peer Group and the Automotive Peer Group.

         In 1997, the Company sold its Mastercraft Group and Floorcoverings subsidiary and entered into an agreement to sell its Imperial Wallcoverings, Inc. subsidiary, which sale was completed on March 13, 1998. As a result, the Company's continuing operations are now exclusively in the automotive sector. Accordingly, the Company believes that the Old Peer Group, which appeared in the Company's 1997 Annual Meeting Proxy Statement, should be replaced by the Automotive Peer Group in order to reflect a more appropriate basis on which to compare stockholder return in the future given the recent divestitures. In changing its peer group from the Old Peer Group to the Automotive Peer Group, the Company has deleted companies supplying customers in the Interior Furnishings and Wallcoverings markets and substituted them with companies in the automotive supply industry.


                     (graph appears here with plot points)





===================================================================================================================================
                                     July 7,             January 28,           January 26,          December 27,     December 26,
                                      1994                  1995                  1996                  1996            1997
Collins & Aikman                     $100.00               $ 80.95                $68.69                $60.10         $82.14
Corporation

S&P 500                              $100.00               $107.02               $145.61               $180.25        $225.18

Old Peer Group                       $100.00                $87.16               $106.28               $116.36        $203.88

Automotive Peer Group                $100.00                $89.85               $118.76               $148.97        $186.85
==================================================================================================================================

COMPENSATION OF DIRECTORS

         Each director of the Company and Products who is not a full-time employee thereof (or the Partner who designates such director to the Board of Directors) receives a fee of $40,000 per year, payable quarterly.

         In addition, under the Directors Plan, each non-employee director of the Company who is not affiliated with a major stockholder receives an annual automatic grant of options for 10,000 shares of Common Stock each November. The options have a per share exercise price equal to the closing sales price of the Common Stock on the New York Stock Exchange on the date of grant and are exercisable six months and one day after the date of grant. Currently, only Mr. Clark and Mr. Rudman are eligible to receive grants under the Directors Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Compensation Committee is currently comprised of Mr. Stockman and Mr. Weisenburger, the Co-Chairmen of the Company. Neither Mr. Stockman nor Mr. Weisenburger is or has been an employee of the Company or any of its subsidiaries, including Products, or is or has been separately compensated for serving as an officer of the Company or any of its subsidiaries, including Products. See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION". Mr. Stockman and Mr. Weisenburger participated in deliberations during the last completed fiscal year concerning compensation of executive officers who are separately compensated for serving as executive officers. None of the executive officers who are separately compensated for serving as executive officers (or who received options) serve on the Compensation Committee.

       Mr. Stockman is a Member of BGH, BMA and Blackstone Management Partners L.L.C. and a general partner of Blackstone Associates. Mr. Weisenburger is a Managing Director of WP & Co., which is a subsidiary of WP Group. WP Group formed WP Partners. See "Security Ownership of Management" and "Information as to Nominees and Other Directors - Certain Relationships".

         Pursuant to the Stockholders Agreement, each of Blackstone Partners and WP Partners or their affiliates receive a $1 million annual monitoring fee payable quarterly and the reimbursement of expenses from the Company. Since the beginning of fiscal 1997, pursuant to the Stockholders Agreement the Company has paid to each of Blackstone Partners and WP Partners or their affiliates $1.25 million in annual monitoring fees plus expenses.

         Wasserstein Perella Securities, Inc. ("WP Securities"), a wholly owned subsidiary of WP Group, has acted, and may in the future act, as agent for the Company in the repurchase from time to time of the Common Stock. Since the beginning of fiscal 1997, approximately $91,000 in fees have been paid or accrued to WP Securities in connection with such repurchases.

         Since the beginning of fiscal 1997, the Company has paid to each of Blackstone Partners and WP Partners or their affiliates the following in fees for advisory services in connection with transactions: (i) approximately $1.3 million in connection with the acquisition of JPS Automotive L.P. in December 1996, (ii) approximately $.6 million in connection with the acquisition in December 1996 of Perstorp AB's automotive supply operations in Europe and North America, (iii) approximately $.4 million in connection with a joint venture entered into in December 1996 relating to Perstorp's automotive supply facilities in Sweden, Belgium and France, (iv) approximately $1.2 million in connection with the disposition of the Company's Floorcoverings subsidiary in February 1997 and (v) approximately $1.9 million in connection with the disposition of the Company's Mastercraft Group in July 1997. In connection with advisory services for these transactions, the Company also reimbursed Blackstone Partners or their affiliates approximately $75,000 and WP Partners or their affiliates approximately $428,000 for out-of-pocket expenses.

         On November 5, 1997, the Company announced that it entered into an agreement to sell its Imperial Wallcoverings, Inc. subsidiary ("Wallcoverings") to a company sponsored by Blackstone Capital Partners III Merchant Banking Fund LP, an affiliate of Blackstone Partners. The sale closed on March 13, 1998. The purchase price for Wallcoverings includes $71.2 million in cash, subject to adjustment, and an option to acquire 6.7% of the common stock of the purchaser (which includes both Wallcoverings and the wallcovering and vinyl units of Borden Inc., which the purchaser also acquired) outstanding as of closing. The price for the sale of Wallcoverings was determined through negotiations between the Company and a special committee of independent directors of the Company, on the one hand, and the purchaser, on the other hand. The special committee of independent directors consisted of Messrs. Clark and Rudman. In connection with the transaction, the Company recorded a loss of approximately $21.1 million, net of income taxes, in the third quarter of 1997. The Company also accrued a $.75 million fee payable to WP Partners or their affiliates for advisory services to the Company in connection with the sale of Wallcoverings.

         For a description of the relationships of the Company's directors with any of BGH, Blackstone Partners, Blackstone Management, WP Partners, WP & Co. or WP Management, see "Information as to Nominees and Other Directors - Certain Relationships" above.

                   RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

         Arthur Andersen LLP served as independent auditors of the Company for the fiscal year ended December 27, 1997, and has served as independent auditors of the Company since the Company's inception in 1988. The Board of Directors has selected Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending December 26, 1998. A representative of Arthur Andersen LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.


                              STOCKHOLDER PROPOSALS

         Any stockholder who wishes to submit a proposal for action to be included in the proxy materials for the Company's 1999 Annual Meeting must submit such proposal so that it is received by the Secretary of the Company not later than December 9, 1998. Proposals must be in writing and sent via registered, certified or express mail. Facsimile or other forms of electronic submissions will not be accepted.


                    OTHER MATTERS TO COME BEFORE THE MEETING

         The federal proxy rules specify what constitutes timely submission for a stockholder proposal to be included in the Proxy Statement, as discussed above under "STOCKHOLDER PROPOSALS". If a stockholder desires to bring business before an annual meeting which is not the subject of a proposal timely submitted for inclusion in the Proxy Statement, the stockholder must follow procedures outlined in the Company's By-laws. A copy of these By-law procedures is available upon request from the Secretary of the Company, 701 McCullough Drive, Charlotte, North Carolina 28262. One of the procedural requirements in the By-laws is timely notice in writing of the business the stockholder proposes to bring before the annual meeting. Notice must be received not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever occurs first. It should be noted that those By-law procedures govern proper submission of business to be put before a stockholder vote and do not preclude discussion by any stockholder of any business properly brought before an annual meeting.

         For a description of the requirements for recommending director candidates for consideration to the Nominating Committee, see "Information as to Nominees and Other Directors - Committees of the Board." If a stockholder wants to nominate a person for election to the Board of Directors other than a director nominated by the Nominating Committee, notice of the proposed nomination must be delivered to or mailed and received by the Secretary of the Company at the address set forth in the previous paragraph by the time periods set forth in the previous paragraph in the case of an annual meeting and, in the case of a special meeting called for the purpose of electing directors, by the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made. The By-law provision contains other requirements for notice and a copy thereof is available upon request from the Secretary of the Company.


                                  ANNUAL REPORT

         The Company's Annual Report for the fiscal year ended December 27, 1997, is being sent to the stockholders of the Company. The Company will furnish without charge to any stockholder who so requests in writing a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1997, including financial statements and financial statement schedules. The Company will furnish a copy of any of the exhibits referenced in the Annual Report on Form 10-K upon the request in writing of a stockholder for a fee of not more than $.50 per page to cover the cost of reproduction and mailing. Requests may be directed to: Collins & Aikman Corporation, 701 McCullough Drive, P.O. Box 32665, Charlotte, NC 28232-2665, Attention: Investor Relations.

         Neither the Annual Report nor any of the financial statements contained therein are to be considered filed as part of this Proxy Statement or deemed soliciting material.

                                  OTHER MATTERS

         It is not expected that any other matters will be brought before the Meeting. If any matter not described in this Proxy Statement should properly come before the Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with their best judgment unless a stockholder, by striking out the appropriate provision of the proxy, chooses to withhold authority to vote on such matters.

                           By Order of the Board of Directors,



                           /s/ Elizabeth R. Philipp
                           ELIZABETH R. PHILIPP
                           Secretary

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. NO POSTAGE STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.
-------------------------------------------------------------------------------

                                    APPENDIX

P R O X Y
                         COLLINS & AIKMAN CORPORATION

          This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 20, 1998 and any adjournment or postponement thereof

     The undersigned hereby appoints Thomas E. Hannah, David A. Stockman, and Randall J. Weisenburger (the "Agents") as proxies (each with the power to act alone and to appoint a substitute) and hereby authorizes each of them to represent and to vote, as designated hereon, all the shares of Common Stock, par value $0.01 per share, of Collins & Aikman Corporation (the "Company"), held of record by the undersigned at the close of business on March 23, 1998, at the Annual Meeting of Stockholders of the Company to be held on May 20, 1998, at 11:00 a.m., Eastern Daylight Savings Time, and at any adjournment or postponement thereof, on the proposal referred to below.
     This Proxy, when executed, will be voted in accordance with the specifications hereon. In the absence of such specifications, this Proxy will be voted FOR proposal (I) and if any nominee shall be unavailable to serve as a director, this Proxy will be voted for the election of such other person or persons as the Nominating Committee of the Board of Directors or the Company may select.

     The Board of Directors recommends a vote FOR Proposal (I).

     The undersigned hereby revokes any proxies heretofore given and directs the Agents to vote as follows:

  Proposal (I) Election of the following Nominees as Directors: Thomas E. Hannah, George L. Majoros, Jr. and Stephen A. Schwarzman.


[ ]  FOR all Nominees (except as     [ ]  WITHHOLD AUTHORITY (for all     [ ]  If you wish to withhold authority
  indicated)                           nominees)                          to vote for any nominee(s), write
                                                                          his (their) name(s), on the lines
                                                                          below.
                                                                          ---------------------
                                                                          ---------------------
                                                                          ---------------------

                        Continued, and to be signed and dated, on reverse side.

     In their discretion, the Agents are authorized to vote on any other matters as may properly come before the meeting or any adjournment or postponement thereof.


                                                 The undersigned hereby
                                                 ratifies and confirms all that
                                                 these Agents may do by virtue
                                                 hereof and hereby acknowledges
                                                 receipt of the Notice of
                                                 Annual Meeting of Stockholders
                                                 and the Proxy Statement.


                                                 Dated ____________________,1998


                                                 ------------------------------
                                                 ------------------------------
                                                          Signature(s)*
                                                 *Please sign your name(s)
                                                 exactly as it (they) appear(s)
                                                 opposite. When shares are held
                                                 by joint owners, all should
                                                 sign. When signing as
                                                 attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give full
                                                 title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 president or other authorized
                                                 officer and indicate title. If
                                                 a partnership, please sign in
                                                 partnership name by authorized
                                                 person and indicate title.


Please Mark, Sign, Date and Return
the Proxy Card Promptly                         Votes should be indicated
Using the Enclosed Envelope.                    (x) in Black or Blue ink.